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                                                               Exhibit 99(f)

                    System Energy Resources, Inc.
       Computation of Ratios of Earnings to Fixed Charges and
                Ratios of Earnings to Fixed Charges


                                                                                                                   March 31,
                                                       1992         1993         1994         1995          1996       1997
Fixed charges, as defined:
  Interest on long-term debt                         $196,618     $184,818     $162,517     $136,916      $128,704     $120,979
  Interest on notes payable                              --           --             88          473           289          206
  Amortization of expense and premium on debt-net       6,417        4,520        6,731        6,104         6,672        7,202
  Interest applicable to rentals                        6,265        6,790        7,546        6,475         6,223        5,617
  Other interest charges                                1,506        1,600        7,168        8,019         8,055        7,929
                                                     --------------------------------------------------------------------------
Total fixed charges, as defined                      $210,806     $197,728     $184,050     $157,987      $149,943     $141,933
                                                     ==========================================================================
Earnings as defined:
  Net Income                                         $130,141      $93,927       $5,407      $93,039       $98,668     $ 99,483
  Add:
    Provision for income taxes:
      Federal and State                                35,082       48,314       67,477      120,830        33,146       34,124
      Deferred Federal and State - net                 23,648       60,690      (27,374)     (41,871)       52,447       49,776
    Investment tax credit adjustment - net             30,123      (30,452)      (3,265)      (3,466)       (3,472)      (3,472)
    Fixed charges as above                            210,806      197,728      184,050      157,987       149,943      141,933
                                                     --------------------------------------------------------------------------
Total earnings, as defined                           $429,800     $370,207     $226,295     $326,519      $330,732     $321,844
                                                     ==========================================================================
Ratio of earnings to fixed charges, as defined           2.04         1.87         1.23         2.07          2.21         2.27
                                                     ==========================================================================

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